Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of SCN Holdings, Inc. on Form 10-12g of our audit report, dated October 15, 2008 relating to the accompanying balance sheet as of October 8, 2008 and the related statements of operations, stockholder’s equity, and cash flows from inception (October 6, 2008) through October 8, 2008, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts” in the Registration Statement Form 10-12g.

/s/ De Joya Griffith & Company, LLC

De Joya Griffith & Company, LLC
Henderson, NV
October 16, 2008